Exhibit 99

Viad Corp Reports 2016 Fourth Quarter and Full Year Results

Full Year Revenue Increased 10.6% with Strong Flow-Through to Earnings

Continued Growth Expected in 2017

PHOENIX, Feb. 9, 2017 -- Viad Corp (NYSE: VVI) today announced 2016 fourth quarter and full year results that were in line with guidance. For the full year, consolidated revenue grew double digits year-over-year, driven by strong performance from both business groups and the acquisitions completed during 2016.

	Q4 2016	Q4 2015	y-o-y Change	Full Year 2016	Full Year 2015	y-o-y Change
$ in millions, except per share data
Revenue	$256.4	$251.7	1.9%	$1,205.0	$1,089.0	10.6%
Organic Revenue*	250.4	251.7	-0.5%	1,173.2	1,089.0	7.7%

Net Income (Loss) Attributable to Viad	$(4.0)	$(1.0)	**	$42.3	$26.6	58.9%
Income (Loss) Before Other Items*	(2.1)	0.3	**	48.2	29.3	64.3%
Income (Loss) Before Other Items per Share*	(0.11)	0.01	**	2.38	1.46	63.0%

Adjusted Segment Operating Income (Loss)*	$(0.4)	$4.8	**	$87.7	$55.5	58.0%
Adjusted Segment EBITDA*	11.1	12.9	-13.7%	130.2	90.6	43.8%

** Change is greater than +/- 100 percent.

Full Year

•

Full year revenue of $1.2 billion increased 10.6% ($115.9 million) year-over-year, or 7.7% ($84.2 million) on an organic basis (which excludes the impact of acquisitions and unfavorable exchange rate variances).

o

The increase in organic revenue was primarily due to positive show rotation revenue of approximately $52 million and continued underlying growth in both the Marketing & Events Group (GES) and the Travel & Recreation Group (T&R).

o	Acquisitions completed during 2016 contributed revenue of $55.7 million.
o	Exchange rate variances had an unfavorable impact on revenue of $24.0 million.
•

Adjusted segment operating income, adjusted segment EBITDA, income before other items and net income attributable to Viad improved significantly year-over-year, primarily due to high flow-through on the increase in revenue.

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

Fourth Quarter

•	Fourth quarter revenue of $256.4 million increased 1.9% ($4.7 million) year-over-year, and declined 0.5% ($1.3 million) on an organic basis.
o	The organic revenue decline reflects negative show rotation of approximately $15 million at GES, partially offset by strong underlying performance at both business groups.
o	Year-over-year revenue growth from acquisitions was $13.6 million.
o	Exchange rate variances had an unfavorable impact on revenue of $7.5 million.
•

The declines in adjusted segment operating income, adjusted segment EBITDA, income before other items and net income attributable to Viad primarily reflect seasonal operating losses from the acquired businesses of Maligne Lake Tours and CATC, which are closed during the fourth quarter.

Steve Moster, president and chief executive officer, said, “2016 was a great year for Viad. We delivered strong financial results and took important steps to accelerate our growth strategy. Both business groups did an excellent job driving profitable growth with a resulting increase in income per share before other items of 63 percent. We acquired four businesses during the year that enhance our existing offerings and provide economies of scale and scope with strong margins. We also completed a full refresh of our leading attraction, the Banff Gondola. We expect these investments to continue to drive profitable growth and yield solid returns in 2017 and beyond.”

GES Results

Moster said, “GES delivered solid fourth quarter results to finish the year in line with our prior guidance. For the full year, positive show rotation, continued underlying business strength and the acquisition of leading audio-visual services provider ON Services helped to drive top-line growth of 8.0 percent and margin expansion of 200 basis points. The acquisition of ON Services gives us a more meaningful presence in the large and strategically important U.S. audio-visual services market. In addition, we continued to scale our event technology offerings with the launch of our data and registration platform in the Middle East and U.S. during the year. I am very proud of the team's accomplishments in 2016 and we enter 2017 with a healthy sales pipeline and favorable industry conditions, which position us for continued growth.”

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

	Q4 2016	Q4 2015	y-o-y Change	Full Year 2016	Full Year 2015	y-o-y Change
$ in millions
Revenue	$246.2	$244.5	0.7%	$1,054.7	$976.9	8.0%
U.S. Organic Revenue*	176.6	170.9	3.4%	805.1	720.9	11.7%
International Organic Revenue*	68.3	76.8	-11.1%	271.2	272.6	-0.5%

Adjusted Segment Operating Income*	$7.9	$7.7	2.1%	$50.8	$27.7	83.5%
Adjusted Segment Operating Margin*	3.2%	3.2%	0 bps	4.8%	2.8%	200 bps

Adjusted Segment EBITDA*	$16.9	$14.4	17.9%	$80.4	$54.8	46.7%
Adjusted Segment EBITDA Margin*	6.9%	5.9%	100 bps	7.6%	5.6%	200 bps

Key Performance Indicators:
U.S. Base Same-Show Revenue Growth(1)			5.6%			4.1%
U.S. Show Rotation Revenue Change (approx.)(2)			$(7)			$59
International Show Rotation Revenue Change (approx.)(2)			$(8)			$(7)

(1)

Base same-shows are defined as shows produced by GES out of the same city during the same quarter in both the current year and prior year.  Base same-shows represented 35.7% and 39.1% of GES’ U.S. organic revenue during the 2016 fourth quarter and full year, respectively.

(2)	Show rotation refers to shows that take place once every two, three or four years, as well as annual shows that change quarters from one year to the next.

GES Full Year

•

Full year GES revenue increased 8.0% ($77.9 million) year-over-year.  On an organic basis (which excludes the impact of acquisitions and unfavorable exchange rate variances), the increase was 8.1% ($79.2 million).

o

U.S. organic revenue increased 11.7% ($84.2 million) driven by positive show rotation revenue of approximately $59 million, base same-show revenue growth of 4.1%, new business wins and increased sales to corporate clients.

o	International organic revenue decreased 0.5% ($1.5 million) primarily due to negative show rotation revenue of approximately $7 million, partially offset by new business wins.
•	Full year GES adjusted segment operating income increased $23.1 million (83.5%), or $24.0 million (86.8%) on an organic basis.
o	U.S. organic adjusted segment operating income increased $26.4 million, primarily due to higher revenue and the strong operating leverage that exists within the GES business.
o	International organic adjusted segment operating income decreased $2.3 million, primarily reflecting lower revenue and investments in personnel and assets to support continued growth of the business.
•	The acquisition of ON Services (August 2016) contributed revenue of $21.3 million, adjusted segment EBITDA of $3.8 million* and an adjusted segment operating loss of $0.2 million* during 2016.
•	Exchange rate variances had an unfavorable impact on full year revenue and adjusted segment operating income of $22.6 million and $0.7 million, respectively.

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

GES Fourth Quarter

•	Fourth quarter GES revenue increased 0.7% ($1.7 million) year-over-year and declined 1.8% ($4.3 million) on an organic basis.
o

U.S. organic revenue increased 3.4% ($5.7 million) driven by base same-show revenue growth of 5.6%, new business wins and increased sales to corporate clients, partially offset by negative show rotation revenue of approximately $7 million.

o	International organic revenue decreased 11.1% ($8.5 million) driven primarily by negative show rotation revenue of approximately $8 million.
•	Fourth quarter GES adjusted segment operating income increased $0.2 million (2.1%), or $1.2 million (16.0%) on an organic basis.
o	U.S. organic adjusted segment operating income increased $1.9 million, primarily due to higher revenue.
o	International organic adjusted segment operating income decreased $0.6 million primarily due to lower revenue, partially offset by a more profitable mix of revenue.
•	The acquisition of ON Services contributed revenue of $13.5 million, adjusted segment EBITDA of $2.1 million* and an adjusted segment operating loss of $0.8 million* during the fourth quarter.
•	Exchange rate variances had an unfavorable impact on fourth quarter revenue and adjusted segment operating income of $7.5 million and $0.3 million, respectively.

T&R Results

Moster said, “Our Travel & Recreation Group delivered strong growth in 2016 and finished the year in line with our prior guidance. Full year revenue grew about 37 percent year-over-year as we made key investments to grow our high-margin attraction and hospitality portfolio, while exiting select lower-margin service lines.  Organic revenue grew 7.2 percent on the strength of increased park visitation and our revenue management efforts, which resulted in 10.3 percent growth in same-store passenger volumes at our attractions and same-store RevPAR growth of 11.3 percent at our hospitality assets. In connection with our Refresh, Build, Buy strategy, we acquired three great businesses during the year and completed a major renovation that significantly enhanced our leading attraction, the Banff Gondola. These investments are delivering strong returns, enriching the guest experience and fueling growth in high-margin areas.”

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

	Q4 2016	Q4 2015	y-o-y Change	Full Year 2016	Full Year 2015	y-o-y Change
$ in millions
Revenue	$10.3	$7.2	43.3%	$153.4	$112.2	36.7%
Organic Revenue*	10.2	7.2	42.8%	120.3	112.2	7.2%

Adjusted Segment Operating Income (Loss)*	$(8.2)	$(2.9)	**	$36.9	$27.8	32.6%
Adjusted Segment Operating Margin*	-80.2%	-41.2%	**	24.0%	24.8%	(80) bps

Adjusted Segment EBITDA*	$(5.8)	$(1.5)	**	$49.8	$35.8	39.3%
Adjusted Segment EBITDA Margin*	-56.4%	-20.3%	**	32.5%	31.9%	60 bps

Key Performance Indicators:
Same-Store RevPAR(1)	$43	$39	10.3%	$108	$97	11.3%
Same-Store Room Nights Available(1)	40,696	41,116	-1.0%	228,290	228,739	-0.2%
Same-Store Passengers(2)	139,343	75,131	85.5%	1,478,172	1,340,175	10.3%
Same-Store Revenue per Passenger(2)	$34	$31	9.7%	$31	$31	0.0%

(1)

Same-store RevPAR is calculated as total rooms revenue divided by the total number of room nights available for all comparable T&R properties during the periods presented, expressed on a constant currency basis.  Comparable properties are defined as those owned by Viad for the entirety of both periods. Accordingly, the fourth quarter and full year comparisons exclude CATC.

(2)

Same-store revenue per passenger is calculated as total attractions revenue divided by the total number of passengers for all comparable T&R attractions, expressed on a constant currency basis.  Comparable attractions are defined as those owned by Viad for the entirety of both periods.  Accordingly, the fourth quarter and full year comparisons exclude Maligne Lake Tours, CATC and FlyOver Canada.  Same-store passengers and revenue per passenger were affected by renovation activity at the Banff Gondola attraction. The gondola was completely closed from October 26, 2015 through May 1, 2016, when lift operations re-opened.  The dining and retail services previously offered at its upper terminal remained closed for renovations into the latter part of the 2016 third quarter. When adjusting to exclude gondola passengers from all periods presented (for a more comparable measure), attractions passengers grew by  15.1% for the full year and declined by 11.6% (approximately 5,000 passengers) during the fourth quarter as a result of adverse weather conditions.

**  Change is greater than +/- 100 percent or 1,000 basis points.

T&R Full Year

•

Full year T&R revenue increased 36.7% ($41.2 million) year-over-year.  On an organic basis (which excludes the impact of unfavorable exchange rate variances and acquisitions), revenue increased 7.2% ($8.1 million) driven primarily by higher RevPAR across the hospitality assets and higher passenger volumes at the attractions.

•

Full year T&R adjusted segment operating income increased $9.1 million (32.6%).  On an organic basis, adjusted segment operating income increased $0.5 million (1.8%) primarily reflecting higher organic revenue, partially offset by higher accruals for performance-based incentives and investments to support continued growth of the business.

•

The acquisitions completed during 2016, primarily Maligne Lake Tours (January 2016) and CATC (March 2016), contributed full year revenue of $34.4 million, adjusted segment EBITDA of $13.1 million* and adjusted segment operating income of $8.4 million* during the 2016 full year.

•

The Mount Royal Hotel in Banff, Canada suffered fire damage on December 29, 2016 and has been closed until further notice.  As a result of the fire, an impairment loss of $2.2 million was recorded against the net book value of the hotel assets.  The losses related to the fire are covered by Viad’s

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

property and business interruption insurance. Accordingly, the company recorded an offsetting impairment recovery of $2.2 million. Assessment of the full value of the loss is ongoing.
•	Exchange rate variances had an unfavorable impact on full year revenue of $1.3 million and a favorable impact on adjusted segment operating income of $0.1 million.

T&R Fourth Quarter

•

Fourth quarter T&R revenue increased 43.3% ($3.1 million) year-over-year.  On an organic basis, revenue increased 42.8% ($3.1 million) primarily driven by the fully refreshed Banff Gondola, which was closed for renovation during the prior year quarter.

•

Fourth quarter T&R adjusted segment operating loss increased $5.3 million year-over-year.  On an organic basis, the adjusted segment operating loss increased $2.2 million primarily due to the timing of certain expenses, higher accruals for performance-based incentives and investments to support continued growth of the business.  Additionally, more buses were sold during the 2015 fourth quarter in connection with the restructuring of the transportation line of business, which resulted in a lower gain on sale of assets year-over-year.

•	The 2016 acquisitions generated an adjusted segment operating loss of $3.1 million* in the fourth quarter, reflecting the seasonal closures of CATC and Maligne Lake Tours.

Cash Flow / Capital Structure

•	Cash flow from operations was an outflow of $15.8 million for the 2016 fourth quarter and an inflow of $99.6 million for the full year.
•

Capital expenditures for the quarter totaled $16.8 million, comprising $8.2 million for GES, $9.4 million for T&R (including payments of $0.7 million to GES for work on the Banff Gondola, which were eliminated in consolidation).  For the full year, capital expenditures totaled $49.4 million, comprising $20.0 million for GES, $30.0 million for T&R (including payments of $0.7 million to GES, which were eliminated in consolidation) and $0.2 million for the corporate office.

•

Return of capital totaled $2.0 million for the quarter and $8.1 million for the full year (which represented quarterly dividends of $0.10 per share).  Viad had 440,540 shares remaining under its current repurchase authorization at December 31, 2016.

•

Debt proceeds (net) totaled $54.8 million for the quarter, reflecting the cash payment of approximately $50 million for the acquisition of FlyOver Canada (December 29, 2016). For the full year, debt proceeds (net) totaled $120.8 million.

•	Cash and cash equivalents were $20.9 million, debt was $250.7 million and the debt-to-capital ratio was 40.4% at December 31, 2016.

Business Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

Viad has provided the following forward-looking non-GAAP financial measures:  Adjusted Segment EBITDA, Adjusted Segment Operating Income and Income Before Other Items. The company does not provide reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible, not all of the information necessary for quantitative reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are available to the company without unreasonable efforts. Specifically, recent acquisitions include preliminary recordings of the fair values of the assets acquired and liabilities assumed as of the acquisition date; purchase price allocations are not yet finalized and are subject to change within the measurement period (up to one year from the acquisition date) as the assessment of property and equipment, intangible assets, and working capital are finalized. Consequently, any attempt to disclose such reconciliations would imply a degree of precision that could be confusing or misleading to investors. It is probable that the forward-looking non-GAAP financial measures may be materially different from the corresponding GAAP financial measures.

2017 Full Year Guidance

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Consolidated revenue is expected to increase by approximately 5% from 2016 full year revenue, driven primarily by incremental contributions from acquisitions completed during 2016 and continued growth in the underlying business, partially offset by unfavorable currency translation of approximately $23 million, negative show rotation of about $20 million and a $13 million reduction in revenue from package tours as the company completes the rationalization of that line of business in Canada.

•	Consolidated adjusted segment EBITDA is expected to be in the range of $144.5 million to $148.5 million, as compared to $130.2 million* in 2016.
•

Exchange rates are assumed to approximate $0.74 U.S. Dollars per Canadian Dollar and $1.23 U.S. Dollars per British Pound during 2017.  Exchange rate variances are expected to impact 2017 full year results as follows:

	Viad Total	GES	T&R
	$ in millions, except per share data
Revenue	$(23)	$(20)	$(3)
Adjusted Segment Operating Income	$(2.5)	$(1)	$(1.5)
Income per Share Before Other Items	$(0.08)

The outlook for Viad’s business units is as follows:

	GES	T&R
$ in millions
Revenue	Up mid-single digits (from $1,054.7 in 2016)	Up mid-single digits (from $153.4 in 2016)
Adjusted Segment EBITDA	$89 to $92 (vs. $80.4* in 2016)	$55 to $57 (vs. $49.8* in 2016)
Depreciation & Amortization	$36 to $38	$16.5 to $18.5
Adjusted Operating Income	$51.5 to $54.5 (vs. $50.8* in 2016)	$37.5 to $39.5 (vs. $36.9* in 2016)
Capital Expenditures	$30 to $32	$14 to $16

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

o

The GES acquisition of ON Services (August 2016) is expected to provide incremental revenue of $45 million to $48 million, incremental adjusted segment EBITDA of $11 million to $13 million and incremental adjusted segment operating income of $4 million to $6 million.

o

GES show rotation is expected to have a net negative impact on full year revenue of about $20 million versus 2016.  Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next.

	Q1 Est.	Q2 Est.	Q3 Est.	Q4 Est.	FY Est.
Show Rotation Revenue ($ in millions)	$50	$10	$(80)	$-	$(20)
o	GES U.S. base same-show revenue is expected to increase at a mid-single digit rate.
o

The T&R acquisitions of CATC (March 2016) and FlyOver Canada (December 2016) are expected to provide incremental revenue of $10 million to $12 million and incremental adjusted segment EBITDA of $2 million to $3.5 million, which reflects an incremental first quarter seasonal operating loss of approximately $3 million from CATC.  Combined, these acquisitions are expected to contribute adjusted segment operating income that is in line with 2016.

o

T&R revenue is expected to be negatively impacted by approximately $13 million as the company completes the previously announced downsizing of the lower-margin package tours line of business, and by approximately $6 million due to the fire-related closure of the Mount Royal Hotel.  Timing of the hotel’s re-opening remains uncertain and this guidance assumes it will remain closed for the entirety of the year.  These declines are expected to be offset by growth across the rest of the T&R business, with particularly strong growth at the newly renovated Banff Gondola.

•	Corporate activities expense is expected to approximate $10 million.
•	The effective tax rate on income before other items is assumed to approximate 32%.

2017 First Quarter Guidance

			2017 Guidance
	2016		Low End	High End		FX Impact(1)
	$ in millions, except per share data
Revenue:
GES	$236.1		$300	to	$310	$(5)
T&R	5.2		6.5	to	8	—
Adjusted Operating Income (Loss):
GES	$0.3	*	$18	to	$20.5	$0.2
T&R	(6.5)	*	(11)	to	(9.5)	—

Income per Share Before Other Items	$(0.30)	*	$0.11	to	$0.21	$0.01

(1)	FX Impact represents the expected effect of year-over-year changes in exchange rates that is incorporated in the low end and high end guidance ranges presented.

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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GES first quarter results are expected to increase primarily as a result of positive show rotation revenue of approximately $50 million, an incremental $13.5 million to $15.5 million in revenue from the ON Services acquisition and continued underlying business growth, partially offset by unfavorable currency translation of approximately $5 million in revenue.

•

T&R first quarter revenue is expected to increase primarily as a result of the re-opening of the Banff Gondola (which was closed for renovations during the 2016 first quarter) and an incremental $1 million to $2 million from the acquisition of FlyOver Canada, partially offset by the closure of the Mount Royal Hotel and lower revenue from package tours.  The increased operating loss primarily reflects a full quarter of seasonal losses from CATC (acquired March 2016) as that operation is closed during the first quarter.

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of fourth quarter and full year 2016 results on Thursday, February 9, 2017 at 5:00 p.m. (ET). To join the live conference, call (888) 810-6751, passcode “Viad,” or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (866) 467-2413 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad (NYSE: VVI) generates revenue and shareholder value through its two business groups: the Marketing & Events Group (GES) and the Travel & Recreation Group (T&R). GES is a global, full-service live events company offering a comprehensive range of services to the world's leading brands and event organizers. T&R is a collection of iconic destination travel experiences that showcase the best of Banff, Jasper, Glacier, Denali and Kenai Fjords National Parks. Viad is an S&P SmallCap 600 company. For more information, visit the company's Web site at www.viad.com.

Contacts

Sajid Daudi or Carrie Long

Investor Relations

(602) 207-2681

ir@viad.com

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by Viad, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

# # #

VIAD CORP AND SUBSIDIARIES

TABLE ONE - QUARTERLY AND FULL YEAR RESULTS

(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
($ in thousands, except per share data)	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Revenue:
Marketing & Events Group (GES):
U.S.	$190,109	$170,876	$19,233	11.3%	$826,408	$720,882	$105,526	14.6%
International	60,814	76,805	(15,991)	-20.8%	248,503	272,634	(24,131)	-8.9%
GES intersegment eliminations	(4,733)	(3,163)	(1,570)	-49.6%	(20,172)	(16,638)	(3,534)	-21.2%
Total Marketing & Events Group	246,190	244,518	1,672	0.7%	1,054,739	976,878	77,861	8.0%
Travel & Recreation Group (T&R)	10,253	7,153	3,100	43.3%	153,364	112,170	41,194	36.7%
Corporate eliminations (Note A)	(47)	-	(47)	**	(3,133)	-	(3,133)	**
Total revenue	$256,396	$251,671	$4,725	1.9%	$1,204,970	$1,089,048	$115,922	10.6%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$2,617	$1,991	$626	31.4%	$40,524	$14,563	$25,961	**
International	4,748	5,806	(1,058)	-18.2%	9,699	12,211	(2,512)	-20.6%
Total Marketing & Events Group	7,365	7,797	(432)	-5.5%	50,223	26,774	23,449	87.6%
Travel & Recreation Group	(9,028)	(2,945)	(6,083)	**	35,705	27,810	7,895	28.4%
Segment operating income (loss)	(1,663)	4,852	(6,515)	**	85,928	54,584	31,344	57.4%
Corporate eliminations (Note A)	197	-	197	**	(743)	-	(743)	**
Corporate activities (Note B)	(2,932)	(3,573)	641	17.9%	(10,322)	(9,720)	(602)	-6.2%
Restructuring charges (Note C)	(1,519)	(1,414)	(105)	-7.4%	(5,183)	(2,956)	(2,227)	-75.3%
Impairment charges	(98)	(96)	(2)	-2.1%	(218)	(96)	(122)	**
Net interest expense (Note D)	(762)	(996)	234	23.5%	(4,733)	(3,877)	(856)	-22.1%
Income (loss) from continuing operations before income taxes	(6,777)	(1,227)	(5,550)	**	64,729	37,935	26,794	70.6%
Income tax (expense) benefit (Note E)	2,402	358	2,044	**	(21,250)	(10,493)	(10,757)	**
Income (loss) from continuing operations	(4,375)	(869)	(3,506)	**	43,479	27,442	16,037	58.4%
Income (loss) from discontinued operations	87	(161)	248	**	(684)	(394)	(290)	-73.6%
Net income (loss)	(4,288)	(1,030)	(3,258)	**	42,795	27,048	15,747	58.2%
Net (income) loss attributable to noncontrolling interest	239	73	166	**	(526)	(442)	(84)	-19.0%
Net income (loss) attributable to Viad	$(4,049)	$(957)	$(3,092)	**	$42,269	$26,606	$15,663	58.9%

Amounts Attributable to Viad Common Stockholders:
Income (loss) from continuing operations	$(4,136)	$(796)	$(3,340)	**	$42,953	$27,000	$15,953	59.1%
Income (loss) from discontinued operations	87	(161)	248	**	(684)	(394)	(290)	-73.6%
Net income (loss)	$(4,049)	$(957)	$(3,092)	**	$42,269	$26,606	$15,663	58.9%

Diluted income (loss) per common share:
Income (loss) from continuing operations attributable to Viad common shareholders	$(0.21)	$(0.04)	$(0.17)	**	$2.12	$1.34	$0.78	58.2%
Income (loss) from discontinued operations attributable to Viad common shareholders	0.01	(0.01)	0.02	**	(0.03)	(0.02)	(0.01)	-50.0%
Net income (loss) attributable to Viad common shareholders	$(0.20)	$(0.05)	$(0.15)	**	$2.09	$1.32	$0.77	58.3%

Basic income (loss) per common share:
Income loss from continuing operations attributable to Viad common shareholders	$(0.21)	$(0.04)	$(0.17)	**	$2.12	$1.34	$0.78	58.2%
Income (loss) from discontinued operations attributable to Viad common shareholders	0.01	(0.01)	0.02	**	(0.03)	(0.02)	(0.01)	-50.0%
Net income (loss) attributable to Viad common shareholders (Note F)	$(0.20)	$(0.05)	$(0.15)	**	$2.09	$1.32	$0.77	58.3%

Common shares treated as outstanding for Income (loss) per share calculations:
Weighted-average outstanding common shares	20,045	19,870	175	0.9%	19,990	19,797	193	1.0%
Weighted-average outstanding and potentially dilutive common shares	20,045	19,870	175	0.9%	20,177	19,981	196	1.0%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE ONE – NOTES TO QUARTERLY AND FULL YEAR RESULTS

(UNAUDITED)

(A)

Corporate Eliminations — The corporate eliminations recorded during the three and twelve months ended December 31, 2016 represent the elimination of intercompany revenue and profit realized by the Marketing & Events Group for work completed on renovations for the Travel & Recreation Group’s Banff Gondola, as well as the subsequent depreciation expense associated with that work.

(B)

Corporate Activities — The decrease in corporate activities expense for the three months ended December 31, 2016 was primarily due to lower acquisition transaction-related costs in 2016. The increase in corporate activities expense for the twelve months ended December 31, 2016 was primarily due to an increase in performance-based compensation expense, offset in part by costs related to a shareholder nomination and settlement agreement during 2015 and lower acquisition transaction-related costs in 2016.

(C)

Restructuring Charges — During the three months ended December 31, 2016 and 2015, Viad recorded restructuring charges primarily related to the elimination of positions and facility consolidations in the Marketing & Events Group. During the twelve months ended December 31, 2016 and 2015, Viad recorded restructuring charges primarily related to the elimination of positions and facility consolidations in the Marketing & Events Group, as well as the elimination of certain positions at Viad's corporate office and in the Travel & Recreation Group.

(D)

Net Interest Expense — The decrease in net interest expense for the three months ended December 31, 2016 was primarily due to interest income related to a favorable legal judgment, offset in part by an increase in interest expense due to higher debt balances resulting from acquisitions completed during 2016. The increase in net interest expense for the twelve months ended December 31, 2016 was primarily due to higher debt balances resulting from acquisitions completed during 2016, offset in part by interest income related to a favorable legal judgment.

(E)	Income Taxes — The increase in the tax rate for the twelve months ended December 31, 2016 was primarily due to a non-cash benefit recorded in the 2015 period related to certain foreign tax assets.
(F)	Income (Loss) per Common Share — Following is a reconciliation of net income (loss) attributable to Viad to net income (loss) allocated to Viad common shareholders:

	Three months ended December 31,				Year ended December 31,
($ in thousands, except per share data)	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Net income (loss) attributable to Viad	$(4,049)	$(957)	$(3,092)	**	$42,269	$26,606	$15,663	58.9%
Less: Allocation to nonvested shares	-	-	-	**	(571)	(385)	(186)	-48.3%
Net income (loss) allocated to Viad common shareholders	$(4,049)	$(957)	$(3,092)	**	$41,698	$26,221	$15,477	59.0%

Weighted-average outstanding common shares	20,045	19,870	175	0.9%	19,990	19,797	193	1.0%

Basic income (loss) per common share attributable to Viad common shareholders	$(0.20)	$(0.05)	$(0.15)	**	$2.09	$1.32	$0.77	58.3%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO - NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

IMPORTANT DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES

This document includes the presentation of "Income/(Loss) Before Other Items", "Adjusted EBITDA", "Adjusted Segment EBITDA" and "Adjusted Segment Operating Income/(Loss)", which are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies.  These non-GAAP measures are utilized by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and should be considered in addition to, but not as substitutes for, other similar measures reported in accordance with GAAP.  The use of these non-GAAP financial measures is limited, compared to the GAAP measure of net income attributable to Viad, because they do not consider a variety of items affecting Viad’s consolidated financial performance as reconciled below.  Because these non-GAAP measures do not consider all items affecting Viad’s consolidated financial performance, a user of Viad’s financial information should consider net income attributable to Viad as an important measure of financial performance because it provides a more complete measure of the Company’s performance.

Income/(Loss) Before Other Items and Adjusted Segment Operating Income/(Loss) are considered useful operating metrics, in addition to net income attributable to Viad, as potential variations arising from non-operational expenses/income are eliminated, thus resulting in additional measures considered to be indicative of Viad’s performance. Management believes that the presentation of Adjusted EBITDA and Adjusted Segment EBITDA provide useful information to investors regarding Viad’s results of operations for trending, analyzing and benchmarking the performance and value of Viad’s business.  Management also believes that the presentation of Adjusted Segment EBITDA for acquisitions and other major capital projects enables investors to assess how effectively management is investing capital into major corporate development projects, both from a valuation and return perspective.

	Three months ended December 31,				Year ended December 31,
($ in thousands)	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Income (loss) before other items:
Net income (loss) attributable to Viad	$(4,049)	$(957)	$(3,092)	**	$42,269	$26,606	$15,663	58.9%
(Income) loss from discontinued operations attributable to Viad	(87)	161	(248)	**	684	394	290	73.6%
Income (loss) from continuing operations attributable to Viad	(4,136)	(796)	(3,340)	**	42,953	27,000	15,953	59.1%
Restructuring charges, pre-tax	1,519	1,414	105	7.4%	5,183	2,956	2,227	75.3%
Acquisition-related costs and other non-recurring expenses, pre-tax (A)	1,308	207	1,101	**	2,342	3,015	(673)	-22.3%
Impairment charges, pre-tax	98	96	2	2.1%	218	96	122	**
Tax benefit on above items	(915)	(654)	(261)	-39.9%	(2,526)	(2,179)	(347)	-15.9%
Favorable tax matters	-	-	-	**	-	(1,563)	1,563	-100.0%
Income (loss) before other items	$(2,126)	$267	$(2,393)	**	$48,170	$29,325	$18,845	64.3%

(per diluted share)
Income (loss) before other items:
Net income (loss) attributable to Viad	$(0.20)	$(0.05)	$(0.15)	**	$2.09	$1.32	$0.77	58.3%
(Income) loss from discontinued operations attributable to Viad	(0.01)	0.01	(0.02)	**	0.03	0.02	0.01	50.0%
Income (loss) from continuing operations attributable to Viad	(0.21)	(0.04)	(0.17)	**	2.12	1.34	0.78	58.2%
Restructuring charges, pre-tax	0.07	0.07	-	0.0%	0.26	0.15	0.11	73.3%
Acquisition-related costs and other non-recurring expenses, pre-tax (A)	0.06	0.01	0.05	**	0.12	0.15	(0.03)	-20.0%
Impairment charges, pre-tax	-	-	-	**	0.01	-	0.01	**
Tax benefit on above items	(0.03)	(0.03)	-	0.0%	(0.13)	(0.11)	(0.02)	-18.2%
Favorable tax matters	-	-	-	**	-	(0.07)	0.07	-100.0%
Income (loss) before other items	$(0.11)	$0.01	$(0.12)	**	$2.38	$1.46	$0.92	63.0%

($ in thousands)
Adjusted EBITDA:
Net income (loss) attributable to Viad	$(4,049)	$(957)	$(3,092)	**	$42,269	$26,606	$15,663	58.9%
(Income) loss from discontinued operations	(87)	161	(248)	**	684	394	290	73.6%
Impairment charges	98	96	2	2.1%	218	96	122	**
Interest expense	1,789	1,083	706	65.2%	5,898	4,535	1,363	30.1%
Income tax expense (benefit)	(2,402)	(358)	(2,044)	**	21,250	10,493	10,757	**
Depreciation and amortization	11,537	8,191	3,346	40.8%	42,743	35,231	7,512	21.3%
Other noncontrolling interest	57	(35)	92	**	(634)	(554)	(80)	-14.4%
Adjusted EBITDA	$6,943	$8,181	$(1,238)	-15.1%	$112,428	$76,801	$35,627	46.4%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO - NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

(A)	Acquisition-related costs and other non-recurring expenses include:

	Three months ended December 31,				Year ended December 31,
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Acquisition integration costs - GES[1]	$513	$(81)	$594	**	$577	$910	$(333)	-36.6%
Acquisition integration costs - T&R1	172	-	172	**	530	-	530	**
Acquisition transaction-related costs - T&R1	528	-	528	**	528	-	528	**
Acquisition transaction-related costs - Corporate[2]	(5)	288	(293)	**	607	1,357	(750)	-55.3%
Fire-related business interruption expense[1]	100	-	100	**	100	-	100	**
Shareholder nomination and settlement agreement costs[2]	-	-	-	**	-	748	(748)	-100.0%
Acquisition-related and other non-recurring expenses, pre-tax	$1,308	$207	$1,101	**	$2,342	$3,015	$(673)	-22.3%

1 Included in segment operating income (loss)

2 Included in corporate activities

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO - NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

Organic - The term "organic" is used within this document to refer to results without the impact of exchange rate variances and acquisitions, if any, until such acquisitions are included in the entirety of both comparable periods.  The impact of exchange rate variances (or "FX Impact") is calculated as the difference between current period activity translated at the current period's exchange rates and the comparable prior period's exchange rates.  Management believes that the presentation of "organic" results permits investors to better understand Viad's performance without the effects of exchange rate variances or acquisitions.

	Three months ended December 31, 2016				Three months ended December 31, 2015
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic
Viad Consolidated:
Revenue	$256,396	$13,551	$(7,508)	$250,353	$251,671	$-	$251,671

Net loss attributable to Viad	$(4,049)				$(957)
Net loss attributable to noncontrolling interest	(239)				(73)
(Income) loss from discontinued operations	(87)				161
Income tax benefit	(2,402)				(358)
Net interest expense	762				996
Impairment charges	98				96
Restructuring charges	1,519				1,414
Corporate activities expense	2,932				3,573
Corporate eliminations	(197)				-
Segment operating income (loss)	$(1,663)	$(4,522)	$(331)	$3,190	$4,852	$-	$4,852
Fire-related business interruption matters	100	-	2	98	-	-	-
Integration costs	685	685	-	-	(81)	-	(81)
Acquisition transaction-related costs	528	-	9	519	-	-	-
Adjusted segment operating income (loss)	(350)	(3,837)	(320)	3,807	4,771	-	4,771
Segment depreciation	8,457	1,782	(216)	6,891	6,423	-	6,423
Segment amortization	3,040	1,589	(90)	1,541	1,720	-	1,720
Adjusted Segment EBITDA	$11,147	$(466)	$(626)	$12,239	$12,914	$-	$12,914

Adjusted segment operating margin	-0.1%	-28.3%	4.3%	1.5%	1.9%		1.9%
Adjusted segment EBITDA margin	4.3%	-3.4%	8.3%	4.9%	5.1%		5.1%

Marketing & Events Group:
Revenue	$246,190	$13,504	$(7,498)	$240,184	$244,518	$-	$244,518

Segment operating income (loss)	$7,365	$(1,263)	$(326)	$8,954	$7,797	$-	$7,797
Integration costs	513	513	-	-	(81)	-	(81)
Adjusted segment operating income (loss)	7,878	(750)	(326)	8,954	7,716	-	7,716
Depreciation	6,128	1,293	(215)	5,050	5,006	-	5,006
Amortization	2,928	1,529	(90)	1,489	1,643	-	1,643
Adjusted Segment EBITDA	$16,934	$2,072	$(631)	$15,493	$14,365	$-	$14,365

Adjusted segment operating margin	3.2%	-5.6%	4.3%	3.7%	3.2%		3.2%
Adjusted segment EBITDA margin	6.9%	15.3%	8.4%	6.5%	5.9%		5.9%

Marketing & Events Group - U.S.:
Revenue	$190,109	$13,504	$-	$176,605	$170,876	$-	$170,876

Segment operating income (loss)	$2,617	$(1,263)	$-	$3,880	$1,991	$-	$1,991
Integration costs	513	513	-	-	27	-	27
Adjusted segment operating income (loss)	3,130	(750)	-	3,880	2,018	-	2,018
Depreciation	4,686	1,293	-	3,393	3,606	-	3,606
Amortization	2,487	1,529	-	958	1,087	-	1,087
Adjusted Segment EBITDA	$10,303	$2,072	$-	$8,231	$6,711	$-	$6,711

Adjusted segment operating margin	1.6%	-5.6%		2.2%	1.2%		1.2%
Adjusted segment EBITDA margin	5.4%	15.3%		4.7%	3.9%		3.9%
(A)	Acquisitions include On Services (acquired August 2016) for M&E U.S. and Maligne Lake Tours (acquired January 2016), CATC (acquired March 2016) and FlyOver Canada (acquired December 2016) for T&R.

VIAD CORP AND SUBSIDIARIES

TABLE TWO - NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

	Three months ended December 31, 2016				Three months ended December 31, 2015
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic
Marketing & Events Group - International:
Revenue	$60,814	$-	$(7,498)	$68,312	$76,805	$-	$76,805

Segment operating income	$4,748	$-	$(326)	$5,074	$5,806	$-	$5,806
Integration costs	-	-	-	-	(108)	-	(108)
Adjusted segment operating income	4,748	-	(326)	5,074	5,698	-	5,698
Depreciation	1,442	-	(215)	1,657	1,400	-	1,400
Amortization	441	-	(90)	531	556	-	556
Adjusted Segment EBITDA	$6,631	$-	$(631)	$7,262	$7,654	$-	$7,654

Adjusted segment operating margin	7.8%		4.3%	7.4%	7.4%		7.4%
Adjusted segment EBITDA margin	10.9%		8.4%	10.6%	10.0%		10.0%

Travel & Recreation Group:
Revenue	$10,253	$47	$(10)	$10,216	$7,153	$-	$7,153

Segment operating loss	$(9,028)	$(3,259)	$(5)	$(5,764)	$(2,945)	$-	$(2,945)
Fire-related business interruption matters	100	-	2	98	-	-	-
Integration costs	172	172	-	-	-	-	-
Acquisition transaction-related costs	528	-	9	519	-	-	-
Adjusted segment operating loss	(8,228)	(3,087)	6	(5,147)	(2,945)	-	(2,945)
Depreciation	2,329	489	(1)	1,841	1,417	-	1,417
Amortization	112	60	-	52	77	-	77
Adjusted Segment EBITDA	$(5,787)	$(2,538)	$5	$(3,254)	$(1,451)	$-	$(1,451)

Adjusted segment operating margin	-80.2%	**	-60.0%	-50.4%	-41.2%		-41.2%
Adjusted segment EBITDA margin	-56.4%	**	-50.0%	-31.9%	-20.3%		-20.3%
(A)	Acquisitions include On Services (acquired August 2016) for M&E U.S. and Maligne Lake Tours (acquired January 2016), CATC (acquired March 2016) and FlyOver Canada (acquired December 2016) for T&R.

VIAD CORP AND SUBSIDIARIES

TABLE TWO - NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

	Year ended December 31, 2016				Year ended December 31, 2015
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic

Viad Consolidated:
Revenue	$1,204,970	$55,723	$(23,955)	$1,173,202	$1,089,048	$-	$1,089,048

Net income attributable to Viad	$42,269				$26,606
Net income attributable to noncontrolling interest	526				442
Loss from discontinued operations	684				394
Income tax expense	21,250				10,493
Net interest expense	4,733				3,877
Impairment charges	218				96
Restructuring charges	5,183				2,956
Corporate activities expense	10,322				9,720
Corporate eliminations	743				-
Segment operating income	$85,928	$7,113	$(582)	$79,397	$54,584	$-	$54,584
Fire-related business interruption matters	100	-	2	98	-	-	-
Integration costs	1,107	1,107	-	-	910	-	910
Acquisition transaction-related costs	528	-	9	519	-	-	-
Adjusted segment operating income	87,663	8,220	(571)	80,014	55,494	-	55,494
Segment depreciation	33,355	5,725	(690)	28,320	27,887	-	27,887
Segment amortization	9,177	2,909	(264)	6,532	7,180	-	7,180
Adjusted Segment EBITDA	$130,195	$16,854	$(1,525)	$114,866	$90,561	$-	$90,561

Adjusted segment operating margin	7.3%	14.8%	2.4%	6.8%	5.1%		5.1%
Adjusted segment EBITDA margin	10.8%	30.2%	6.4%	9.8%	8.3%		8.3%

Marketing & Events Group:
Revenue	$1,054,739	$21,306	$(22,648)	$1,056,081	$976,878	$-	$976,878

Segment operating income (loss)	$50,223	$(804)	$(673)	$51,700	$26,774	$-	$26,774
Integration costs	577	577	-	-	910	-	910
Adjusted segment operating income (loss)	50,800	(227)	(673)	51,700	27,684	-	27,684
Depreciation	21,293	1,792	(571)	20,072	20,233	-	20,233
Amortization	8,272	2,231	(259)	6,300	6,860	-	6,860
Adjusted Segment EBITDA	$80,365	$3,796	$(1,503)	$78,072	$54,777	$-	$54,777

Adjusted segment operating margin	4.8%	-1.1%	3.0%	4.9%	2.8%		2.8%
Adjusted segment EBITDA margin	7.6%	17.8%	6.6%	7.4%	5.6%		5.6%

Marketing & Events Group - U.S.:
Revenue	$826,408	$21,306	$-	$805,102	$720,882	$-	$720,882

Segment operating income (loss)	$40,524	$(804)	$-	$41,328	$14,563	$-	$14,563
Integration costs	577	577	-	-	407	-	407
Adjusted segment operating income (loss)	41,101	(227)	-	41,328	14,970	-	14,970
Depreciation	15,410	1,792	-	13,618	14,371	-	14,371
Amortization	6,063	2,231	-	3,832	4,287	-	4,287
Adjusted Segment EBITDA	$62,574	$3,796	$-	$58,778	$33,628	$-	$33,628

Adjusted segment operating margin	5.0%	-1.1%		5.1%	2.1%		2.1%
Adjusted segment EBITDA margin	7.6%	17.8%		7.3%	4.7%		4.7%
(A)	Acquisitions include On Services (acquired August 2016) for M&E U.S. and Maligne Lake Tours (acquired January 2016), CATC (acquired March 2016) and FlyOver Canada (acquired December 2016) for T&R.

VIAD CORP AND SUBSIDIARIES

TABLE TWO - NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

	Year ended December 31, 2016				Year ended December 31, 2015
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic
Marketing & Events Group - International:
Revenue	$248,503	$-	$(22,648)	$271,151	$272,634	$-	$272,634

Segment operating income	$9,699	$-	$(673)	$10,372	$12,211	$-	$12,211
Integration costs	-	-	-	-	503	-	503
Adjusted segment operating income	9,699	-	(673)	10,372	12,714	-	12,714
Depreciation	5,883	-	(571)	6,454	5,862	-	5,862
Amortization	2,209	-	(259)	2,468	2,573	-	2,573
Adjusted Segment EBITDA	$17,791	$-	$(1,503)	$19,294	$21,149	$-	$21,149

Adjusted segment operating margin	3.9%		3.0%	3.8%	4.7%		4.7%
Adjusted segment EBITDA margin	7.2%		6.6%	7.1%	7.8%		7.8%

Travel & Recreation Group:
Revenue	$153,364	$34,417	$(1,307)	$120,254	$112,170	$-	$112,170

Segment operating income	$35,705	$7,917	$91	$27,697	$27,810	$-	$27,810
Fire-related business interruption matters	100	-	2	98	-	-	-
Integration costs	530	530	-	-	-	-	-
Acquisition transaction-related costs	528	-	9	519	-	-	-
Adjusted segment operating income	36,863	8,447	102	28,314	27,810	-	27,810
Depreciation	12,062	3,933	(119)	8,248	7,654	-	7,654
Amortization	905	678	(5)	232	320	-	320
Adjusted Segment EBITDA	$49,830	$13,058	$(22)	$36,794	$35,784	$-	$35,784

Adjusted segment operating margin	24.0%	24.5%	-7.8%	23.5%	24.8%		24.8%
Adjusted segment EBITDA margin	32.5%	37.9%	1.7%	30.6%	31.9%		31.9%
(A)	Acquisitions include On Services (acquired August 2016) for M&E U.S. and Maligne Lake Tours (acquired January 2016), CATC (acquired March 2016) and FlyOver Canada (acquired December 2016) for T&R.

VIAD CORP AND SUBSIDIARIES

TABLE TWO - NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

ADDITIONAL NON-GAAP FINANCIAL MEASURES

(per diluted share)	2016
Income (loss) before other items:	Q1	Q2	Q3	Q4	Full Year
Net income (loss) attributable to Viad	$(0.35)	$0.96	$1.67	$(0.20)	$2.09
(Income) loss from discontinued operations attributable to Viad	0.01	0.02	0.01	(0.01)	0.03
Income (loss) from continuing operations attributable to Viad	(0.34)	0.98	1.68	(0.21)	2.12
Restructuring charges, pre-tax	0.05	0.05	0.08	0.07	0.26
Acquisition-related costs and other non-recurring expenses, pre-tax	0.01	0.04	-	0.06	0.12
Impairment charges, pre-tax	-	-	0.01	-	0.01
Tax benefit on above items	(0.02)	(0.03)	(0.03)	(0.03)	(0.13)
Income (loss) before other items	$(0.30)	$1.04	$1.74	$(0.11)	$2.38

	Q1 2016
Adjusted segment operating income (loss) and adjusted segment EBITDA:	M&E	T&R	Viad
Net loss attributable to Viad			$(6,983)
Net loss attributable to noncontrolling interest			(162)
Loss from discontinued operations			186
Corporate activities expense			1,911
Restructuring charges, pre-tax			992
Net interest expense			1,228
Income tax benefit			(3,452)
Segment operating income (loss)	$293	$(6,573)	$(6,280)
Integration costs	-	46	46
Adjusted segment operating income (loss)	293	(6,527)	(6,234)
Segment depreciation	4,982	1,677	6,659
Segment amortization	1,611	49	1,660
Adjusted segment EBITDA	$6,886	$(4,801)	$2,085